AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this statement on Schedule 13D dated July 24, 2012 relating to the Common Stock of Vision Industries Corp. is being filed with the Securities and Exchange Commission on behalf of each of them.

July 24, 2012

Novium Opportunity Umbrella SICAV PLC– Quality Investment Fund

By:	/s/ Paolo Brückner

QIF Malta 1 Limited

By:	/s/ Paolo Brückner

Novium AG

By:	/s/ Paolo Brückner

By:	/s/ Raul Cortes

/s/ Paolo Brückner
Paolo Brückner

/s/ Raul Cortes
Raul Cortes

Page 12 of 12 Pages